UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): June 13, 2007
Bakers Footwear Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Missouri	000-50563	43-0577980

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri	63103

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:
(314) 621-0699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Private Placement of Subordinated Convertible Debentures.
     On June 13, 2007, Bakers Footwear Group, Inc. (the “Company”) entered into a definitive securities purchase agreement (the “Purchase Agreement”) with seven accredited investors (“Investors”) for the private placement (“Private Placement”), pursuant to Regulation D under the Securities Act of 1933, of $4 million in aggregate principal amount of subordinated convertible debentures due June 30, 2012 (the “Debentures”). The Debentures bear interest at a rate of 9.5% per annum, payable semi-annually on each June 30 and December 31, beginning December 31, 2007.
     The Debentures are convertible into shares of the Company’s common stock, par value $0.0001 per share, at any time following closing. The initial conversion price is $9.00 per share, subject to the limitations and adjustments provided in the Debentures. Based on the initial conversion price, after closing the Debentures will initially be convertible into an aggregate of 444,444 shares of the Company’s common stock. The Company generally has the right, but not the obligation, to call the Debentures at any time prior to conversion if the closing price of the Company’s common stock (as adjusted for stock dividends, subdivisions or combinations) is equal to or above $16.00 per share for each of 20 consecutive trading days and certain other conditions are met.
     Under the Purchase Agreement, the Company would receive aggregate gross proceeds of $4 million. Net proceeds to the Company are expected to be approximately $3.5 million. The Company intends to use the net proceeds initially to repay amounts owed under its revolving credit facility and for working capital purposes and thereafter for new stores and store remodeling in fiscal years 2007 and 2008. The Company expects the transaction to close by the end of June, subject to customary closing conditions in the Purchase Agreement, including confirmation from the Nasdaq Global Market (“Nasdaq”) that the shares of common stock issuable pursuant to the Private Placement will be included in the Nasdaq and the consent of Bank of America, N.A. (the “Bank”), the Company’s senior lender under the Company’s Second Amended and Restated Loan and Security Agreement, and each Investor executing a satisfactory subordination agreement in favor of the Bank. The Company will have broad obligations to indemnify, and to pay the expenses of, the Investors.
     Upon the occurrence of an event of default under the Debentures, Investors would be entitled to acceleration of the debt plus all accrued and unpaid interest and amounts owed. The Debentures generally provide for customary events of default, including default in the payment of principal or interest or other required payments, failure to pay when due, or the acceleration of, other monetary obligations for indebtedness (broadly defined) in excess of $1 million (subject to certain exceptions), failure to observe or perform covenants or agreements contained in the transaction documents, or if the Company’s common stock fails to be properly quoted or listed, or is suspended from trading, for five days. The Debentures require the Company to comply with certain covenants included in the transaction documents, including covenants relating to using the net proceeds, maintaining its legal existence, prohibiting the Company from selling material assets outside of the ordinary course, prohibiting cash dividends and distributions, share repurchases, and certain payments to officers and directors of the Company.
     The conversion price, and thus the number of shares into which the Debentures are convertible, is subject to anti-dilution adjustments relating to stock dividends, or subdivisions or combination of the Company’s capital stock. If the Company distributes evidences of indebtedness, other securities, rights or warrants, or any other assets (other than cash dividends, except for non-recurring cash dividends resulting in a recapitalization), then each Investor is entitled to receive, either at the time of a request, or upon a subsequent conversion, a like amount of such distributed property as if the Debenture had been converted immediately prior thereto. If the Company effects a merger or consolidation, sells substantially all of its assets, or if the Company (or another person) engages in a tender offer (which tender offer results in a change of control as defined in the Debentures), or the Company effects any reclassification of its common stock or any compulsory share exchange pursuant to which common stock is effectively converted into or exchanged for other securities, cash or property, then upon any subsequent conversion of a Debenture, the Investor will have the right to either (X) for each underlying share that would have been issuable upon such conversion absent such transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of the transactions described above as if it had been, immediately prior to such transaction, the holder of one share of common stock or (Y) to receive in cash an amount equal to 100% of the outstanding principal amount of the Debenture, plus all accrued but unpaid interest thereon and any other amounts owing under the transaction documents.
     In addition, the Debentures contain a weighted average conversion price adjustment generally for future issuances, at prices less than the then current conversion price, of common stock or securities convertible into, or options to purchase, shares of common stock, excluding generally currently outstanding options, warrants or performance shares and any future issuances pursuant to any properly authorized equity compensation plans.
     In accordance with rules of Nasdaq, the Debentures contain limitations on the number of shares issuable pursuant to the Debentures regardless of how low the conversion price may be in the future, subject to the removal of those limitations if shareholder approval of the removal of that limitation is obtained. First, the Debentures provide that if the average conversion price in less than the market price as of the time of signing of the purchase agreement, which was $8.10, then the Company may not issue more than 19.99% of the outstanding share of the Company’s common stock as of the date of signing the Purchase Agreement, which amounts to 1,297,957 shares. Second, the Debentures provide that the number of shares that may be acquired by an Investor upon any conversion is limited to the extent necessary to insure that, following such conversion, the total number of shares beneficially owned by that Investor may not exceed 19.999% of the then outstanding total number of issued and outstanding shares of common stock. Third, for Debentures issued to advisory directors, corporate directors or entities affiliated with such directors, the conversion price is limited so that generally it may not be less than $8.10, regardless of the operation of the weighted average conversion price adjustment.
     The Company also agreed to enter into a registration rights agreement (the “Registration Rights Agreement”) with the Investors in respect of the shares of common stock underlying the Debentures which generally provides for certain demand and “piggy-back” registration rights for a period of up to two years after all of the principal amount of the Debentures cease to be outstanding. The Company will also have certain other ongoing obligations, including providing the Investors specified notices and certain information, making required SEC filings, indemnifying the Investors for certain liabilities and generally paying expenses of the Investors. Under the Registration Rights Agreement, the Company has the right to suspend use of the registration statement for not more than 30 consecutive days or for a total of more than 60 days in any 12 month period in certain circumstances.
     The Investors under the Purchase Agreement and the aggregate principal amount of Debentures to be purchased are set forth on Exhibit 99.1 which is incorporated herein by reference. Investors in the Debentures include Andrew N. Baur and Scott C. Schnuck, both of whom are directors of the Company, and Mississippi Valley Capital, LLC, a manager-managed limited liability Company, of which the Company believes Mr. Baur is a manager and his children are three of its four members. Mr. Baur is also a member of the Company’s audit committee and both Messrs. Baur and Schnuck are members of the Company’s compensation committee and nominating and corporate governance committees. Two of the other Investors are Bernard A. Edison and Julian Edison who are both advisory directors to the Company. Bernard Edison is also the father of Peter Edison, the Company’s Chairman and Chief Executive Officer, and the Company believes that he is the beneficial owner of in excess of 5% of the Company’s common stock. Julian Edison is a cousin of Peter Edison. Each of Messrs. Baur, Schnuck, B. Edison and J. Edison receive fees and other compensation from the Company from time to time in their capacities with the Company. In connection with their review and approval of the transaction, the Company’s audit committee engaged, and agreed to indemnify and to pay expenses and to pay fees of approximately $175,000 to a financial advisor, an affiliate of which has performed investment banking services for the Company from time to time, received compensation and owns securities of the Company, and is a party to other agreements with the Company. The audit committee and Board of Directors of the Company, with interested directors recusing themselves, reviewed and approved the transaction.
     The Company reasonably believes that the Investors are “accredited investors” as such term is defined in Rule 501(e) under Regulation D promulgated under the Securities Act of 1933, as amended. The Debentures and the shares of common stock issuable upon conversion of the Debentures are restricted securities that have not been registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold and are otherwise not transferable without compliance with applicable federal securities laws, including registration or an applicable exemption from registration requirements. The information provided herein does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     The information set forth under Item 1.01 is incorporated herein by reference. The Company anticipates that the Private Placement will close in late June 2007. However the Purchase Agreement is subject to customary closing conditions including the consent of the Bank and confirmation from Nasdaq.
     For the Private Placement, the Company is relying on the exemption from registration relating to offerings that do not involve any public offering pursuant to Section 4(2) under the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated pursuant thereto. The offering of the securities was conducted without general solicitation or advertising. The Debentures and certificates evidencing the shares of common stock issuable upon conversion of the Debentures will bear restrictive legends permitting the transfer thereof only in compliance with applicable securities laws. The Investors have represented their intention to acquire the securities for investment purposes and not with a view to or for distribution in these transactions and that each was an “accredited investor” under Rule 501(e) under Regulation D under the Securities Act of 1933. Each Investor had adequate access to information about the Company through such person’s relationship with the Company or through information provided to them.
Item 7.01. Regulation FD Disclosure.
     On June 19, 2006, the Company issued a press release (“Press Release”) regarding the entry into the Purchase Agreement. The Press Release is attached hereto as Exhibit 99.2 and incorporated herein by reference. The Press Release is furnished with this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. See Exhibit Index.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.
Date: June 19, 2007	By:	/s/ Lawrence L. Spanley, Jr.
Lawrence L. Spanley, Jr.
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Schedule of Investors under the Purchase Agreement

99.2	Press release dated June 19, 2007 relating to Purchase Agreement